                                  SCHEDULE 13D
                                 (Rule 13d-101)

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                    Under the Securities Exchange Act of 1934
                                 Amendment No. 6
                                              ---


                             National-Oilwell, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   637071 10 1
--------------------------------------------------------------------------------
                                 (CUSIP Number)

   Thomas R. Denison - First Reserve Corporation, 1801 California St., #4110,
                        Denver, CO 80202, (303) 382-1270
--------------------------------------------------------------------------------
(Name, Address and Telephone Number of Person Authorized to Receive Notices
                              and Communications)

                                September 6, 2000
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box following box. |_|

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7(b) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                                                                SEC 1746 (12-91)

----------------------                                        ------------------
CUSIP No.  637071 10 1            SCHEDULE 13D                Page 2 of 11 Pages
----------------------                                        ------------------





--------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          First Reserve Corporation
          I.R.S. No.:  06-1210123
--------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a) /X/
                                                                         (b) / /

--------------------------------------------------------------------------------
3         SEC USE ONLY


--------------------------------------------------------------------------------
4         SOURCE OF FUNDS*

          N/A

--------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
          PURSUANT TO ITEMS 2(d) OR 2(e)                                     / /

--------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware

--------------------------------------------------------------------------------
                               7   SOLE VOTING POWER


                                   0
      NUMBER OF                -------------------------------------------------
                               8   SHARED VOTING POWER
        SHARES

     BENEFICIALLY                  8,625,632
                               -------------------------------------------------
       OWNED BY                9   SOLE DISPOSITIVE POWER

         EACH
                                   0
      REPORTING                -------------------------------------------------
                               10  SHARED DISPOSITIVE POWER
        PERSON

         WITH                      8,625,632

--------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          8,625,632

--------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
          CERTAIN SHARES*                                                    / /


--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

          10.8%

--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON*

          CO

--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

----------------------                                        ------------------
CUSIP No.  637071 10 1            SCHEDULE 13D                Page 3 of 11 Pages
----------------------                                        ------------------





--------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          First Reserve Fund VI, Limited Partnership
          I.R.S. No.:  06-1334650
--------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a) /X/
                                                                         (b) / /

--------------------------------------------------------------------------------
3         SEC USE ONLY


--------------------------------------------------------------------------------
4         SOURCE OF FUNDS*

          OO

--------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
          PURSUANT TO ITEMS 2(d) OR 2(e)                                     / /

--------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware

--------------------------------------------------------------------------------
                               7   SOLE VOTING POWER


                                   0
      NUMBER OF                -------------------------------------------------
                               8   SHARED VOTING POWER
        SHARES

     BENEFICIALLY                  4,855,434
                               -------------------------------------------------
       OWNED BY                9   SOLE DISPOSITIVE POWER

         EACH
                                   0
      REPORTING                -------------------------------------------------
                               10  SHARED DISPOSITIVE POWER
        PERSON

         WITH                      4,855,434

--------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          4,855,434

--------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
          CERTAIN SHARES*                                                    / /


--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

          6.1%

--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON*

          PN

--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

----------------------                                        ------------------
CUSIP No.  637071 10 1            SCHEDULE 13D                Page 4 of 11 Pages
----------------------                                        ------------------





--------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          First Reserve Fund VII, Limited Partnership
          I.R.S. No.:  06-1457408
--------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a) /X/
                                                                         (b) / /

--------------------------------------------------------------------------------
3         SEC USE ONLY


--------------------------------------------------------------------------------
4         SOURCE OF FUNDS*

          N/A

--------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
          PURSUANT TO ITEMS 2(d) OR 2(e)                                     / /

--------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware

--------------------------------------------------------------------------------
                               7   SOLE VOTING POWER


                                   0
      NUMBER OF                -------------------------------------------------
                               8   SHARED VOTING POWER
        SHARES

     BENEFICIALLY                  1,548,600
                               -------------------------------------------------
       OWNED BY                9   SOLE DISPOSITIVE POWER

         EACH
                                   0
      REPORTING                -------------------------------------------------
                               10  SHARED DISPOSITIVE POWER
        PERSON

         WITH                      1,548,600

--------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,548,600

--------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
          CERTAIN SHARES*                                                    / /


--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

          1.9%

--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON*

          PN

--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

----------------------                                        ------------------
CUSIP No.  637071 10 1            SCHEDULE 13D                Page 5 of 11 Pages
----------------------                                        ------------------





--------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          First Reserve Fund VIII, L.P.
          I.R.S. No.:  06-1507364
--------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a) /X/
                                                                         (b) / /

--------------------------------------------------------------------------------
3         SEC USE ONLY


--------------------------------------------------------------------------------
4         SOURCE OF FUNDS*

          N/A

--------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
          PURSUANT TO ITEMS 2(d) OR 2(e)                                     / /

--------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware

--------------------------------------------------------------------------------
                               7   SOLE VOTING POWER


                                   0
      NUMBER OF                -------------------------------------------------
                               8   SHARED VOTING POWER
        SHARES

     BENEFICIALLY                  2,209,100
                               -------------------------------------------------
       OWNED BY                9   SOLE DISPOSITIVE POWER

         EACH
                                   0
      REPORTING                -------------------------------------------------
                               10  SHARED DISPOSITIVE POWER
        PERSON

         WITH                      2,209,100

--------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          2,209,100

--------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
          CERTAIN SHARES*                                                    / /


--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

          2.8%

--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON*

          PN

--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

----------------------                                        ------------------
CUSIP No.  637071 10 1            SCHEDULE 13D                Page 6 of 11 Pages
----------------------                                        ------------------





--------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          First Reserve GP VII, L.P.
          I.R.S. No.:  06-1520256
--------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a) /X/
                                                                         (b) / /

--------------------------------------------------------------------------------
3         SEC USE ONLY


--------------------------------------------------------------------------------
4         SOURCE OF FUNDS*

          N/A

--------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
          PURSUANT TO ITEMS 2(d) OR 2(e)                                     / /

--------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware

--------------------------------------------------------------------------------
                               7   SOLE VOTING POWER


                                   0
      NUMBER OF                -------------------------------------------------
                               8   SHARED VOTING POWER
        SHARES

     BENEFICIALLY                  1,548,600
                               -------------------------------------------------
       OWNED BY                9   SOLE DISPOSITIVE POWER

         EACH
                                   0
      REPORTING                -------------------------------------------------
                               10  SHARED DISPOSITIVE POWER
        PERSON

         WITH                      1,548,600

--------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,548,600

--------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
          CERTAIN SHARES*                                                    / /


--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

          1.9%

--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON*

          PN

--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

----------------------                                        ------------------
CUSIP No.  637071 10 1            SCHEDULE 13D                Page 7 of 11 Pages
----------------------                                        ------------------





--------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          First Reserve GP VIII, L.P.
          I.R.S. No.:  06-1507318
--------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a) /X/
                                                                         (b) / /

--------------------------------------------------------------------------------
3         SEC USE ONLY


--------------------------------------------------------------------------------
4         SOURCE OF FUNDS*

          N/A

--------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
          PURSUANT TO ITEMS 2(d) OR 2(e)                                     / /

--------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware

--------------------------------------------------------------------------------
                               7   SOLE VOTING POWER


                                   0
      NUMBER OF                -------------------------------------------------
                               8   SHARED VOTING POWER
        SHARES

     BENEFICIALLY                  2,209,100
                               -------------------------------------------------
       OWNED BY                9   SOLE DISPOSITIVE POWER

         EACH
                                   0
      REPORTING                -------------------------------------------------
                               10  SHARED DISPOSITIVE POWER
        PERSON

         WITH                      2,209,100

--------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          2,209,100

--------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
          CERTAIN SHARES*                                                    / /


--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

          2.8%

--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON*

          PN

--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

         This Amendment No. 6 to the statement on Schedule 13D (the "Statement"), originally filed on September 28, 1998, is filed by First Reserve Fund VI, Limited Partnership ("Fund VI"), First Reserve Fund VII, Limited Partnership ("Fund VII"), First Reserve GP VII, L.P. ("GP VII"), First Reserve Fund VIII, L.P. ("Fund VIII"), and First Reserve GP VIII, L.P. ("GP VIII," and collectively, the "Funds"), and First Reserve Corporation ("First Reserve," and together with the Funds, the "Reporting Persons") and relates to the Common Stock, par value $0.01 per share (the "Common Stock"), of National-Oilwell, Inc., a Delaware corporation (the "Issuer" or "National-Oilwell"). That Schedule 13D is hereby amended as set forth below.

ITEM 5.  INTEREST IN SECURITIES OF THE ISSUER.

         Item 5 is hereby deleted and replaced with the following:

         (a) As of the date hereof, the Reporting Persons beneficially owned an aggregate of 8,625,632 shares of Common Stock which constitute approximately 10.8% of the 80,055,764 shares of Common Stock outstanding as of August 11, 2000, as reported by the Company.

REPORTING PARTY                                           NUMBER OF SHARES BENEFICIALLY        PERCENTAGE OF CLASS
                                                                      OWNED
First Reserve Corporation (1), (2)                                  8,625,632                         10.8%

Fund VI                                                             4,855,434                          6.1%

Fund VII                                                            1,548,600                          1.9%

Fund VIII                                                           2,209,100                          2.8%

GP VII (2)                                                          1,548,600                          1.9%

GP VIII (2)                                                         2,209,100                          2.8%

         (1) Consists of 8,613,134 shares of Common Stock held directly by First Reserve and the Funds, and 9,950 shares underlying stock options issued to William E. Macaulay and 2,548 shares underlying stock options issued to Ben A. Guill in their capacity as directors of the Issuer. First Reserve may be deemed to share dispositive and voting control over these shares.

         (2) GP VII and GP VIII are the general partners of Fund VII and Fund VIII, respectively, and may be deemed to beneficially own the shares of Common Stock owned by Fund VII and Fund VIII. First Reserve, as the general partner of GP VII and GP VIII, may be deemed to beneficially own all of the shares of Common Stock owned by the Funds.

         (b) Each Fund shares with its general partner the power to vote or to direct the vote of the shares directly held by it. GP VII, as the general partner of Fund VII, and GP VIII, as the general partner of Fund VIII, and First Reserve, in its role as general partner of GP VII and GP VIII, shares with each Fund the power to cause each Fund to dispose of or vote the shares of Common Stock directly held by such Fund.

         (c) The following transactions were effected since the most recent filing:

REPORTING PARTY                      DATE                 NUMBER OF SHARES            PRICE               TRANSACTION
Fund VI                           8/23/2000                     30,000               $35.545              Common Sold

Fund VI                           8/24/2000                     45,000               $35.264              Common Sold

Fund VI                           8/25/2000                     23,400               $35.138              Common Sold

Fund VI                           8/28/2000                   229,500                $35.427              Common Sold

Fund VI                           8/29/2000                   143,000                $35.487              Common Sold

Fund VI                           8/30/2000                     29,100               $35.004              Common Sold

Fund VI                            9/5/2000                   112,000                $35.018              Common Sold

Fund VI                            9/6/2000                   224,200                $35.425              Common Sold

Fund VI                            9/7/2000                    25,000                $34.970              Common Sold

         (d) To the best knowledge of the Reporting Persons, no other person has the right to receive, or the power to direct the receipt of dividends from, or the power to direct the receipt of proceeds of the sale of the shares of Common Stock owned by the Reporting Persons.

         (e)      Not applicable

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Statement is true, complete and correct.

         Dated:  September 11, 2000.

                                     FIRST RESERVE CORPORATION

                                     By:    /s/ Thomas R. Denison
                                            -----------------------------------
                                            Name:  Thomas R. Denison
                                            Title:  Managing Director


                                    FIRST RESERVE FUND VI, LIMITED PARTNERSHIP

                                    By:      First Reserve Corporation,
                                             as General Partner

                                             By:      /s/ Thomas R. Denison
                                                      -------------------------
                                                      Name:  Thomas R. Denison
                                                      Title:  Managing Director


                                     FIRST RESERVE FUND VII, LIMITED PARTNERSHIP

                                     By:      First Reserve GP VII, L.P.,
                                              as General Partner

                                              By:     First Reserve Corporation,
                                                      as General Partner

                                              By:     /s/ Thomas R. Denison
                                                      --------------------------
                                                      Name:  Thomas R. Denison
                                                      Title:  Managing Director

                                     FIRST RESERVE FUND VIII, L.P.

                                     By:      First Reserve GP VIII, L.P.,
                                              as General Partner

                                              By:    First Reserve Corporation,
                                                     as General Partner

                                              By:    /s/ Thomas R. Denison
                                                     ---------------------------
                                                     Name:  Thomas R. Denison
                                                     Title:  Managing Director

                                     FIRST RESERVE GP VII, L.P.

                                     By:      First Reserve Corporation,
                                              as General Partner

                                              By:      /s/ Thomas R. Denison
                                                       -------------------------
                                                       Name:  Thomas R. Denison
                                                       Title:  Managing Director


                                     FIRST RESERVE GP VIII, L.P.

                                     By:      First Reserve Corporation,
                                              as General Partner

                                              By:      /s/ Thomas R. Denison
                                                       -------------------------
                                                       Name:  Thomas R. Denison
                                                       Title:  Managing Director